UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 17, 2004

MONACO COACH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14725	35-1880244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91320 Industrial Way,
Coburg, Oregon 97408

 (Address of principal executive offices, including zip code)

(541) 686-8011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement/

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 17, 2004, Monaco Coach Corporation (the “Company”) entered into a Second Amended and Restated Credit Agreement among the Company, the subsidiaries of the Company party thereto as co-borrowers, the lenders party thereto from time to time, U.S. Bank National Association, as Administrative Lender, Swingline Lender and L/C Bank, and Bank of America, N. A., as Syndication Agent (the “Credit Agreement”).  The execution of the Credit Agreement amended and restated the existing Amended and Restated Credit Agreement, dated as of September 28, 2001, as amended, among the Company, the subsidiaries of the Company party thereto as co-borrowers, the lenders party thereto from time to time and U.S. Bank National Association, as Administrative Lender, Swingline Lender and L/C Bank.  The Credit Agreement provides for a $105.0 million revolving credit facility, based on the Company’s accounts receivable and inventory, with a $5.0 million letter of credit sublimit, expiring on November 17, 2009.  The Credit Agreement includes a one-time option to increase the size of the revolving credit facility by $25.0 million to $130.0 million, subject to availability of additional lender commitments.  The Company intends to use the proceeds from the Credit Agreement for working capital, to retire existing term debt, for the issuance of commercial and standby letters of credit, and for other general corporate purposes.  There are outstanding loans in an aggregate principal amount of $15,062,465.07 and letters of credit have been issued and are outstanding in an aggregate principal amount of $2,838,000.

Interest on the loans, with respect to prime rate loans, is payable monthly in arrears and, in the case of LIBOR loans, at the end of three months and at the end of an interest period, and will be based on a rate equal to LIBOR or U.S. Bank’s prime rate plus an applicable margin that is based on the Company’s leverage ratio, as that term is defined in the Credit Agreement.  Principal, together with accrued and unpaid interest, is due at maturity.

The Company and its subsidiaries’ obligations under the credit facility are secured by:

•                  substantially all of the Company’s assets; and

•                  substantially all of the assets of the Company’s subsidiaries that are co-borrowers under the Credit Agreement.

The credit facility requires the Company to comply with a leverage ratio, a current ratio, a debt service coverage ratio and a minimum tangible net worth.  Additionally, the credit facility contains typical affirmative covenants for a credit agreement of this size and nature.  Further, the credit facility contains negative covenants limiting the ability of the Company and its subsidiaries, among other things, to incur debt, grant liens, make acquisitions, make certain investments, make certain restricted payments and sell assets.  The events of default under the credit facility include payment defaults, cross defaults with certain other indebtedness, breaches of covenants and insolvency events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MONACO COACH CORPORATION

Date: November 22, 2004	/s/ P. Martin Daley
P. Martin Daley
Vice President and Chief Financial Officer